EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4

(Form Type)

United Community Banks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	Other	9,335,761	(1)	N/A	$188,782,347	(2)	0.0000927	$17,500.12	(3)
Fees Previously Paid	-	-	-	-		-	-			-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-	-			-
	Total Offering Amounts									$17,500.12
	Total Fees Previously Paid									0.00
	Total Fee Offsets									0.00
Net Fee Due										$17,500.12

(1)       The number of shares of common stock, par value $1.00 per share (“United common stock”), of United Community Banks, Inc. (“United”) being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $1.00 per share (“Progress common stock”), of Progress Financial Corporation (“Progress”) outstanding as of May 31, 2022, or issuable or expected to be cancelled or exchanged in connection with the merger of Progress with and into United, collectively equal to 12,124,365, multiplied by (y) the exchange ratio of 0.770 shares of United common stock for each share of Progress common stock.

(2)       Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated based upon the book value of shares of Progress common stock in accordance with Rule 457(f) under the Securities Act as follows: (a) the product of (i) $15.57, the book value per share of Progress common stock as calculated on March 31, 2022, and (ii) 12,124,365, the estimated maximum number of shares of Progress common stock to be exchanged in connection with the merger, including shares reserved for issuance under various equity plans.

(3)       Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.